Exhibit 3.6

YOUNOW, INC.
VOTING AGREEMENT
THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of April 3, 2019, by and among YOUNOW, INC., a Delaware corporation (the “Company”), and those certain holders of the Company’s Common Stock listed on Exhibit A hereto (the “Stockholders”).
WITNESSETH
WHEREAS, the Company is undergoing a recapitalization (the “Recapitalization”) whereby all existing shares of Preferred Stock of the Company are being converted into shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”) in accordance with the terms of the Company’s Sixth Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware on or before the date hereof (the “Restated Certificate”); and
WHEREAS, the Stockholders represent the holders of a majority in interest of the Common Stock and holders of a majority in interest of the Preferred Stock immediately prior to the Recapitalization and represents the holders of Common Stock of the Company immediately after the Recapitalization; and
WHEREAS, pursuant to the terms of the Restated Certificate, the Board of Directors of the Company (the “Board”) shall be appointed in accordance with the terms of this Agreement; and
WHEREAS, the Company and the Stockholders wish to enter into this Agreement to govern the election of the directors to the Board and provide for certain additional protections to the Stockholders as further set forth herein;
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.    VOTING.
1.1    Stockholder Shares. Each Stockholder hereby agrees to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each Stockholder after the date hereof (hereinafter collectively referred to as the “Shares”) subject to, and to vote the Shares in accordance with, the provisions of this Agreement.
1.2    Election of Directors. On all matters relating to the election and removal of directors of the Company, the Stockholders agree to vote all Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Company’s Board as follows:
(a)    One (1) individual designated by [the Shatki Group], initially Oren Zeev. Any vote taken to remove any director elected pursuant to this Section 1.2(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(a), shall also be subject to the provisions of this Section 1.2(a). Upon the request of the party entitled to designate the director as provided in this Section 1.2(a), each Stockholder agrees to vote its Shares for the removal of such director.
(b)    One (1) individual designated by [Union Square Ventures 2012 Fund, LP], initially Andy Weissman. Any vote taken to remove any director elected pursuant to this Section 1.2(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(b), shall also be subject

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to the provisions of this Section 1.2(b). Upon the request of the party entitled to designate the director as provided in this Section 1.2(b), each Stockholder agrees to vote its Shares for the removal of such director.
(c)    One (1) individual designated by Venrock Associates VI, L.P., initially David Pakman. Any vote taken to remove any director elected pursuant to this Section 1.2(c), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(c), shall also be subject to the provisions of this Section 1.2(c). Upon the request of the party entitled to designate the director as provided in this Section 1.2(c), each Stockholder agrees to vote its Shares for the removal of such director.
(d)    One (1) individual designated by the Founder (as defined below), which shall initially be the Founder. Any vote taken to remove any director elected pursuant to this Section 1.2(d), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(d), shall also be subject to the provisions of this Section 1.2(d). Upon the request of the party entitled to designate the director as provided in this Section 1.2(d), each Stockholder agrees to vote its Shares for the removal of such director.
(e)    One (1) individual designated by the unanimous agreement of the other members of the Company’s Board, initially Shaival Shah. Any vote taken to remove any director elected pursuant to this Section 1.2(e), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(e), shall also be subject to the provisions of this Section 1.2(e). Upon the mutual request of the Company’s Board, each Stockholder agrees to vote its Shares for the removal of such director.
1.3    No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.
1.4    Protective Provisions.
(a)    The Company hereby agrees that the Company shall not either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following, without (in addition to any other vote required by law of the Restated Certificate) the written consent or affirmative vote of each of (A) the Founder (as defined below) and (B) a majority of the shares of Common Stock held by the Prior Preferred Stockholders (as defined below) given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class:
(i)    alter or change the rights, powers or privileges of Common Stock by way of amending the Restated Certificate, as then in effect, Bylaws of the Company (the “Bylaws”) or otherwise;
(ii)    increase or decrease the authorized number of shares of Common Stock;
(iii)    authorize or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Common Stock;
(iv)    redeem or repurchase any shares of capital stock (other than pursuant to Company’s right to repurchase shares at the original cost, including as may result from equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services);
(v)    effect any Deemed Liquidation Event (as defined in the Restated Certificate), merger, other corporate reorganization, sale of control or any transaction in which all or substantially all of the assets of the Company are sold;
(vi)    amend or waive any provision of the Company’s Restated Certificate or Bylaws;
(vii)    declare or pay any dividend or otherwise make a distribution to holders of any series of capital stock (other than distributions permitted by Section 1.4(a)(iv) above);

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(viii)    increase or decrease the authorized number of directors of the Company constituting the Board; or
(ix)    liquidate, dissolve or wind-up the business and affairs of the Company, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the approval required by this Section 1.4.
(b)    For purposes of this Section 1.4, the following terms shall have the following meanings: (i) the term the “Founder” shall mean Adi Sideman and (ii) the term “Prior Preferred Stockholders” shall mean the following Stockholders who held shares of Preferred Stock of the Company immediately prior to the Recapitalization: Venrock Associates VI, L.P., Venrock Partners VI, L.P., Comcast Ventures, Shatki Group, Zeev Ventures II, L.P., Zeev Children Trust, Union Square Ventures 2004, L.P., Union Square Ventures 2012 Fund, LP, USV Investor 2012 Fund LP, USV 2012, LP, Oren Dobronsky, Founder Collective Management Co., LLC, Founder Collective Entrepreneurs’ Fund, LLC, Richard Sarnoff, Donald R. Katz, Thrive Capital Partners, Talmadge O’Niell, Senja Holdings LLC, Silicone Alley Venture Partners LLC, Upstage Ventures, Gary Ginsberg, Ruvi Shaibal, Radioone, LLC, Valley Investment Ventures, LLC, Landan Family Trust, Samuel Zysman, Eran Shir, John Albanese, Gekko Holdings, LLC, Gyanni Family Trust, DRRN Ltd., Tal Barnoach, Eric and Susan Luhrs Living Trust, Adil Haque, Chen Amit, SG VC LLC, Dovi Frences, Grabiner LLP, Zohar Gilion LTD, Christopher Dixon, Primera Capital, Brett Rochkind, Jacqueline Reses, Collab + LINE LLC, Rahul Meta, Scott Mead, KTW Schindler Investments S.A., Broadway Video Ventures LLC, S-Curve Holdings LLC, Ali Rowghani, Milestone Venture Partners III LP, Milestone Venture Partners III New York LP, and Milestone Venture Partners IV LP.
1.5    Legend.
(a)    Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Shares the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b)    The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time any Stockholder holds any certificate representing shares of the Company’s capital stock not bearing the aforementioned legend, such Stockholder agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate.
1.6    Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Shares. The Company shall not permit the transfer of any of the Shares on its books or issue a new certificate representing any of the Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Stockholder.
1.7    Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Recapitalization, each Stockholder shall exercise the full rights of a holder of capital stock of the Company with respect to the Shares.

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1.8    Irrevocable Proxy. To secure the Stockholders’ obligations to vote the Shares in accordance with this Agreement, each Stockholder hereby appoints the Chairman of the Board or the Chief Executive Officer of the Company, or either of them from time to time, or their designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Stockholder if, and only if, such Stockholder fails to vote all of such Shares or execute such other instruments in accordance with the provisions of this Agreement. The proxy and power granted by each Stockholder pursuant to this Section1.8 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Shares.
1.9    No “Bad Actor” Disqualification.
(a)    The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. For purposes of this Agreement, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act; provided, however, that Company Covered Persons do not include (a) any Stockholder, (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and any Stockholder (c) any director of the Company that has been designated by any Stockholder.
(b)    Each Stockholder and warrants that neither (i) such person, nor (ii) any entity that controls such person or is under the control of, or under common control with, such person, nor (iii) any director of the Company that has been designated by such person, is subject to any Disqualification Event (as defined in Section 1.9(a) above), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the Securities Act and disclosed in writing in reasonable detail to the Company. No party to this Agreement will select a designee that is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act, in which case such party will promptly disclose in writing to the Company and other parties to this Agreement any and all information necessary for the Company to determine whether Rule 506(d)(2)(ii) or (iii) or (d)(3) applies.
(c)    Each party to this Agreement represents that it has exercised reasonable care to determine the accuracy of the representation made by it in either Section 1.9(a) or (b) as applicable, and agrees to notify each other party to this Agreement if it becomes aware of any fact that makes the representation given by it hereunder inaccurate.
(d)    Notwithstanding any other provision in this Agreement to the contrary, no party to this Agreement will be required to vote for any director or proposed director who is subject to a Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.
2.    TERMINATION.
2.1    This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(a)    the date of the closing of a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended;

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(b)    the date of the closing of a Deemed Liquidation Event, as defined in the Company’s Certificate of Incorporation as in effect as of the date hereof; or
(c)    the date as of which the parties hereto terminate this Agreement by written consent of (i) the Founder, (ii) Stockholders holding a majority of the issued and outstanding shares of Common Stock (excluding shares held by the Founder), such majority to include each Stockholder entitled to designate a director pursuant to paragraph 1.2(a), (b), (c), or (d), respectively.
3.    MISCELLANEOUS.
3.1    Ownership. Each Stockholder warrants to the Company that (a) such Stockholder now owns the Shares listed on Exhibit A hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Stockholder enforceable in accordance with its terms.
3.2    Further Action. If and whenever any Shares are sold, the Stockholder or the personal representative of the Stockholder shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.
3.3    Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
3.4    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the state and federal courts located in the State of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.
3.5    Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of (i) the Company, (ii) the Founder and (iii) Stockholders holding a majority of the Shares (excluding shares held by the Founder); provided, however, that so long as a Stockholder is entitled to designate a director pursuant to paragraph 1.2(a), (b), (c), or (d), respectively, then the written consent of that Stockholder shall be required to amend the applicable subparagraph of paragraph 1.2 or to amend this Agreement in a manner adverse to the director designation right of such Stockholder in the applicable subparagraph of paragraph 1.2. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party. Notwithstanding the foregoing, this Agreement may be amended to add holders of additional holders of Common Stock as “Stockholders” hereunder by an instrument in writing signed by the Company and such holders.
3.6    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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3.7    Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.
3.8    Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Shares, as the case may be, for purposes of this Agreement.
3.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.
3.10    Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.
3.11    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.
3.12    Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
3.13    Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.
3.14    Entire Agreement. This Agreement and the Exhibits hereto, along with the Restated Certificate and the other documents delivered in connection with the Recapitalization constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement. In particular, this Agreement hereby terminates, replaces and supersedes the Amended and Restated Voting Agreement dated July 23, 2015 in all respects.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

YOUNOW, INC.

By:	/s/ Adi Sideman
Adi Sideman, CEO

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

SHATKI GROUP

By:	/s/ Oren Zeev
Name:	Oren Zeev
Title:	Individual

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

ZEEV CHILDREN TRUST

By:	/s/ Oren Zeev
Name:	Oren Zeev
Title:	Individual

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

ZEEV VENTURES II, L.P.

By:	/s/ Oren Zeev
Name:	Oren Zeev
Title:	Individual

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

USV INVESTOR 2012 FUND, LP

By:	/s/ Andrew Weissman
Name:	Andrew Weissman
Title:	Member

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

UNION SQUARE VENTURES 2012 FUND, LP

By:	/s/ Andrew Weissman
Name:	Andrew Weissman
Title:	Member

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

USV 2012, LP

By:	/s/ Andrew Weissman
Name:	Andrew Weissman
Title:	Member

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

VENROCK ASSOCIATES VI, L.P

By:	/s/ David Pakman
Name:	David Pakman
Title:	Partner

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

VENROCK PARTNERS VI, L.P

By:	/s/ David Pakman
Name:	David Pakman
Title:	Partner

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

ADI SIDEMAN

/s/ Adi Sideman

SIGNATURE PAGE TO YOUNOW, INC. VOTING AGREEMENT

EXHIBIT A
LIST OF STOCKHOLDERS

STOCKHOLDER’S NAME	TOTAL NUMBER OF COMMON SHARES POST RECAPITALIZATION
Shatki Group	4,259,029
Zeev Children Trust	1,977,516
Zeev Ventures II, L.P.	17,861,157
USV Investor 2012 Fund, LP	503,169
Union Square Ventures 2012 Fund, LP	6,118,458
USV 2012, LP	6,888,220
Venrock Associates VI, L.P.	29,454,606
Venrock Partners VI, L.P.	2,312,655
Adi Sideman	4,590,878